AGREEMENT TO PURCHASE CORPORATE STOCK

This agreement made effective July 1, 2002, is written for the express purpose of evidencing the entire agreement of the parties with regard to the sale of one hundred (100%) per cent of the outstanding ownership of Cybertron, Inc. (formerly Cyber Cities Technologies, Inc.), a Hawaii corporation.

Whereas, Founders Industries, Inc., and Bryan L. Walker, a Trustee for the shareholders of Founders (collectively hereafter referred to as 'Founders'), seller herein, is the owner of the unencumbered sole stock certificate, and has full authority and power to sell the same; and

Washington Investment Company (hereafter Washington), purchaser herein, desires to acquire one hundred (100%) per cent of the outstanding ownership of Cybertron, Inc., (formerly Cyber Cities Technologies, Inc.). Assets and liabilities of Cybertron are as shown on the balance sheet and schedules previously provided to purchaser by Founders.

Washington and Founders both specifically agree that Washington, its agents and representatives, disclaims any personal or other obligation to assume the liabilities of Cybertron, Inc., conveyed herein, but that any future actions on any of the liabilities shall go with the entity.

SIGNED (as if on, although not necessarily on) this 1st day of July, 2002

WASHINGTON INVESTMENT COMPANY

By:   /s/ M. L. Bacon
       M. L. Bacon, Manager

22 Meadowbrookk Drive
Hampton, Virginia 23666

FOUNDERS INDUSTRIES, INC.

By: /s/ Bryan L. Walker                                                   /s/ Bryan L. Walker
       Bryan L. Walker, President                                      Bryan L. Walker, Trustee

1026 West Main Street, Suite 104
Lewisville, Texas 75067